MarketWise Reports Financial Results for Second Quarter 2023

~ Total Subscribers of 16.7 Million, Including 750 Thousand Paid Subscribers ~

~ Revenues of $103.6 Million ~

~ Billings of $96.2 Million ~

~ Net Income of $9.7 Million ~

~ CFFO and Adjusted CFFO of $29.0 Million ~

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for second quarter 2023.

Second Quarter 2023 Key Performance Highlights
				YTD	YTD	YTD
(Unaudited)	2Q 2023	2Q 2022	% Change	2Q 2023	2Q 2022	% Change
Total Subscribers (in thousands)	16,699	15,871	5.2%
Paid Subscribers (in thousands)	750	898	(16.5)%
Total net revenue (in millions)	$103.6	$128.0	(19.1)%	$229.9	$264.8	(13.2)%
Billings (in millions)	$96.2	$117.5	(18.1)%	$193.3	$253.5	(23.7)%
ARPU	$490	$580	(15.5)%
Net income (in millions)	$9.7	$34.0	(71.5)%	$40.3	$57.1	(29.4)%
CFFO (in millions)	$29.0	$26.8	8.2%	$32.8	$27.9	17.6%
Adjusted CFFO (in millions)	$29.0	$26.8	8.2%	$32.8	$27.9	17.6%
Second Quarter 2023 Highlights(1)
▪Total net revenue was $103.6 million in second quarter 2023 compared to $128.0 million in second quarter 2022
▪Total Billings was $96.2 million in second quarter 2023 compared to $117.5 million in second quarter 2022
▪Net income was $9.7 million in second quarter 2023 compared to $34.0 million in second quarter 2022
▪Cash flow from operations (“CFFO”) was $29.0 million in second quarter 2023 compared to $26.8 million in second quarter 2022
▪Adjusted CFFO, a non-GAAP measure, was $29.0 million in second quarter 2023 compared to $26.8 million in second quarter 2022
▪CFFO margin was 28.0% in second quarter 2023 compared to 20.9% in second quarter 2022
▪Adjusted CFFO margin, a non-GAAP measure, was 30.1% in second quarter 2023 compared to 22.8% in second quarter 2022

▪Deferred revenue was $628.4 million as of June 30, 2023 compared to $701.1 million as of June 30, 2022
▪Paid Subscribers were 750 thousand as of June 30, 2023 compared to 898 thousand as of June 30, 2022
▪Free Subscribers were 15.9 million as of June 30, 2023 compared to 15.0 million as of June 30, 2022. Active Free Subscribers were 3.9 million as of June 30, 2023 compared to 4.3 million as of June 30, 2022
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Non-GAAP Measures” below.

Amber Lee Mason, Chief Executive Officer of MarketWise, commented, “We have seen recent signs of stabilization in many of our operating metrics. Subscriber engagement and conversion rates are beginning to improve. However, market volatility and economic uncertainty continued to affect our business throughout the quarter.”
Ms. Mason continued, “Our publishers and editors are bringing new product to market, focused on artificial intelligence, global-macro themes, and their impact on the future of financial markets. Our disciplined approach to overhead and direct marketing expense has positioned us to capitalize on new opportunities and grow our community as self-direct investors return the market.”
Second Quarter 2023 Financial & Operational Results
Net revenue decreased by $24.4 million, or 19.0%, to $103.6 million in second quarter 2023 compared to $128.0 million in second quarter 2022. The decrease in net revenue was primarily driven by a $15.6 million decrease in term subscription revenue and a $8.4 million decrease in membership subscription revenue.
Term subscription revenue decreased during the three months ended June 30, 2023 primarily due to lower Billings as compared to the 2022 period, which was driven by reduced engagement of prospective and existing subscribers in the 2022 period. Membership subscription revenue, which is initially deferred and recognized over a five-year period, decreased during the three months ended June 30, 2023 as a result of lower volume of membership subscriptions in current and prior years.
Billings decreased by $21.3 million, or 18.2%, to $96.2 million for the quarter ended June 30, 2023 as compared to $117.5 million for the quarter ended June 30, 2022. We believe the decrease is due in large part to reduced engagement of prospective and existing subscribers. Levels of engagement had plateaued during the second half of 2021 and first half of 2022. The second half of 2022 saw further declines with uncertainty stemming from external factors such as 40-year high inflation, volatility across asset classes, federal reserve tightening, and the war in Ukraine, which we believe further contributed to prospective and existing subscribers delaying their purchases through second quarter 2023.
Billings decreased by $1.0 million, or 1.0%, to $96.2 million for second quarter 2023 as compared to $97.2 million for first quarter 2023. With overall consumer engagement, as measured by landing pages, slightly up versus first quarter 2023, we attribute the decline in Billings to lower overall conversion rates on our various marketing campaigns within the quarter.
Net income decreased by $24.3 million, or 71.4%, to $9.7 million for second quarter 2023 as compared to $34.0 million for second quarter 2022.
CFFO increased by $2.2 million, or 8.2%, from $26.8 million in second quarter 2022 to $29.0 million in second quarter 2023. CFFO for second quarter 2023 improved primarily due to net income of $9.7 million, adjusted for net non-cash items which increased cash by $5.3 million, and net changes in our operating assets and liabilities which increased cash by $13.9 million
Adjusted CFFO increased by $2.2 million, or 8.2%, from $26.8 million in second quarter 2022 to $29.0 million in second quarter 2023, primarily driven by a decrease in operating expenses as a result of cost reduction initiatives.
Total Paid Subscribers decreased by 148 thousand, or 16.4%, to 750 thousand as of June 30, 2023 as compared to 898 thousand at June 30, 2022, driven by softening consumer engagement that began in third quarter 2022 as well as a significant decrease in direct marketing spend as we focus on maintenance of profitability.
Total Paid Subscribers decreased by 27 thousand, or 3.5%, to 750 thousand as of June 30, 2023 as compared to 777 thousand as of March 31, 2023. Gross new subscribers increased 11% compared to first quarter 2023. However, this level of acquisition is still below historical levels and was not able to offset a normalized quarter of subscriber churn.
Free Subscribers increased by 1.0 million, or 6.5%, to 15.9 million at June 30, 2023 compared to 15.0 million at June 30, 2022. As of June 30, 2023, Active Free Subscribers decreased by 0.4 million, or 9.5%, to 3.9 million, compared to 4.3 million as of June 30, 2022. The year over year decline in Active Free Subscribers is a result of decreased engagement with our Free Subscriber community as consumer engagement continues to be soft.
Free Subscribers increased by 0.3 million, or 1.7%, to 15.9 million as of June 30, 2023 as compared to 15.7 million as of March 31, 2023. As of June 30, 2023, Active Free Subscribers decreased by 0.1 million, or 2.9% to 3.9 million, compared to 4.0 million as of March 31, 2023.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by operating activities to Adjusted CFFO, and net cash provided by operating activities margin as a percentage of total net revenue to Adjusted CFFO Margin, in each case, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”):

(In thousands)	Second Quarter			Year to Date June 30,
	2023	2022	% Change	2023	2022	% Change
Net cash provided by operating activities	$28,978	$26,794	8.2%	$32,846	$27,862	17.9%
Non-recurring expenses	—	—	NM	—	—	NM
Adjusted CFFO	$28,978	$26,794	8.2%	$32,846	$27,862	17.9%

Net cash provided by operating activities	$28,978	$26,794	8.2%	$32,846	$27,862	17.9%
Total net revenue	103,644	128,014	(19.0)%	229,877	264,812	(13.2)%
Net cash provided by operating activities margin	28.0%	20.9%		14.3%	10.5%

Adjusted CFFO	$28,978	$26,794	8.2%	$32,846	$27,862	17.9%
Billings	96,170	117,507	(18.2)%	193,341	253,502	(23.7)%
Adjusted CFFO margin	30.1%	22.8%		17.0%	11.0%
NM: Not meaningful

Dividends
On July 20, 2023, the Company paid a cash dividend to its Class A common stockholders in the amount of $0.01 per share, totaling $0.3 million, and a cash distribution to holders of common units of MarketWise, LLC (“LLC Units”) in the amount of $0.01 per unit, totaling $2.9 million.
On August 3, 2023, the Company’s Board declared a cash dividend to its Class A common stockholders in the amount of $0.01 per share and a cash distribution to holders of LLC Units in the amount of $0.01 per unit. The dividend and distribution will be paid on October 26, 2023, to stockholders and unitholders of record as of the close of business on September 5, 2023. The total amount of the dividend to Class A common stockholders is expected to be approximately $0.5 million and the total amount of the distribution to unitholders is expected to be approximately $2.9 million.
MarketWise Inc.’s Class A common stock trades on the NASDAQ Global Market under the symbol "MKTW." As of June 30, 2023, the Company had 32,073,995 Class A common shares and 289,842,303 Class B common shares issued and outstanding. The Company's common stock market capitalization was approximately $595.5 million, based on the closing price of publicly traded Class A common shares of $1.85 on August 9, 2023.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 13 primary customer facing brands, offering more than 200 products, and serving a community of Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Conference Call Details
As previously announced, the Company will hold a live video webcast of the earnings conference call to discuss its Second Quarter 2023 results on Thursday, August 10, 2023 at 11:00 a.m. Eastern Time. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay of the webcast will remain available for a limited time following the call.
Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions. Active Free Subscribers are those Free Subscribers with whom we have engaged during the most recent quarter and represent those individuals who have received and/or consumed our content on a regular basis during that same quarter.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
In addition to our results determined in accordance with GAAP, we believe that the below non-GAAP financial measures are useful in evaluating our ability to generate cash. We use the below non-GAAP financial measures, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Adjusted CFFO is defined as cash flow from operations plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash (without the effects of non-recurring items), and for internal planning and forecasting purposes.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; current macroeconomic events, including heightened inflation, rise in interest rates and the potential for an economic recession; failure to comply with laws and regulations or other regulatory action or investigations, including the Advisers Act; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	Second Quarter		Year to Date June 30,
	2023	2022	2023	2022
Net revenue	$103,363	$127,466	$228,978	$264,086
Related party revenue	281	548	899	726
Total net revenue	103,644	128,014	229,877	264,812

Operating expenses:
Cost of revenue(1)	14,635	16,229	29,925	33,846
Sales and marketing(1)	49,033	65,050	97,760	133,287
General and administrative(1)	27,629	20,364	55,662	50,909
Research and development(1)	2,230	2,289	4,693	4,567
Depreciation and amortization	994	613	1,978	1,217
Related party expense	204	97	332	194
Total operating expenses	94,725	104,642	190,350	224,020
Income from operations	8,919	23,372	39,527	40,792
Other income, net	238	11,923	625	19,219
Interest income (expense), net	1,013	(218)	1,551	(389)
Income before income taxes	10,170	35,077	41,703	59,622
Income tax expense	427	1,040	1,355	2,562
Net income	9,743	34,037	40,348	57,060
Net income attributable to noncontrolling interests	9,707	22,156	38,845	39,354
Net income attributable to MarketWise, Inc.	$36	$11,881	$1,503	$17,706
(1)    Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item

Table 2. Balance Sheet

(Unaudited, in thousands, except share and per share data)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$187,022	$158,575
Accounts receivable	3,138	4,040
Prepaid expenses	10,416	11,725
Related party receivables	1,008	1,512
Deferred contract acquisition costs	99,854	99,960
Other current assets	2,867	3,363
Total current assets	304,305	279,175
Property and equipment, net	799	892
Operating lease right-of-use assets	8,459	9,468
Intangible assets, net	15,180	16,047
Goodwill	31,307	31,307
Deferred contract acquisition costs, noncurrent	77,822	97,658
Deferred tax assets	7,265	7,332
Other assets	459	629
Total assets	$445,596	$442,508
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$3,127	$686
Related party payables, net	422	1,004
Accrued expenses	38,358	45,976
Deferred revenue and other contract liabilities	288,375	315,231
Operating lease liabilities	1,507	1,484
Other current liabilities	22,828	21,125
Total current liabilities	354,617	385,506
Deferred revenue and other contract liabilities, noncurrent	340,032	348,273
Derivative liabilities, noncurrent	1,982	1,281
Tax receivable agreement liability, noncurrent	1,095	—
Operating lease liabilities, noncurrent	5,121	5,831
Total liabilities	702,847	740,891
Commitments and Contingencies	—	—
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 32,073,995 and 29,039,655 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	3	3
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 289,842,303 and 291,092,303 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	29	29
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	112,146	106,852
Accumulated other comprehensive loss	30	44
Accumulated deficit	(126,622)	(128,125)
Total stockholders’ deficit attributable to MarketWise, Inc.	(14,414)	(21,197)
Noncontrolling interest	(242,837)	(277,186)
Total stockholders’ deficit	(257,251)	(298,383)
Total liabilities, noncontrolling interest, and stockholders’ deficit	$445,596	$442,508

Table 3. Cash Flows

(Unaudited, in thousands)	Year to Date June 30,
	2023	2022
Cash flows from operating activities:
Net income	$40,348	$57,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,978	1,217
Impairment of right-of-use assets	—	287
Stock-based compensation	7,381	5,037
Change in fair value of derivative liabilities – other	701	(19,654)
Deferred taxes	1,356	2,454
Unrealized gains on foreign currency	(26)	(132)
Noncash lease expense	1,053	906
Changes in operating assets and liabilities:
Accounts receivable	902	4,495
Related party receivables and payables, net	(78)	(479)
Prepaid expenses	1,309	3,802
Other current assets and other assets	666	(615)
Deferred contract acquisition costs	19,942	(5,617)
Trade and other payables	2,408	(2,804)
Accrued expenses	(7,618)	(2,586)
Deferred revenue	(35,097)	(9,120)
Operating lease liabilities	(731)	(981)
Other current and long-term liabilities	(1,648)	(5,408)
Net cash provided by operating activities	32,846	27,862
Cash flows from investing activities:
Purchases of property and equipment	(46)	(26)
Capitalized software development costs	(913)	(81)
Net cash used in investing activities	(959)	(107)
Cash flows from financing activities:
Proceeds from related party notes receivable, net	—	294
Proceeds from issuance of common stock	332	517
Repurchases of stock	—	(13,054)
Restricted stock units withheld to pay taxes	(1,106)	—
Distributions to noncontrolling interests	(2,652)	(3,799)
Net cash used in financing activities	(3,426)	(16,042)
Effect of exchange rate changes on cash	(14)	(106)
Net increase in cash, cash equivalents and restricted cash	28,447	11,607
Cash, cash equivalents and restricted cash — beginning of period	158,575	139,578
Cash, cash equivalents and restricted cash — end of period	$187,022	$151,185

MarketWise Investor Relations Contact
Jonathan Shanfield – MarketWise Investor Relations
Jamie Lillis – Solebury Trout
(800) 290-4113
Email: ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com